Exhibit 99.3

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release

Intel Announces Restructuring Initiative to Accelerate Transformation

SANTA CLARA, Calif., April 19, 2016 - Intel Corporation today announced a restructuring initiative to accelerate its evolution from a PC company to one that powers the cloud and billions of smart, connected computing devices. Intel will intensify its focus in high-growth areas where it is positioned for long-term leadership, customer value and growth, while making the company more efficient and profitable.

The data center and Internet of Things (IoT) businesses are Intel’s primary growth engines, with memory and field programmable gate arrays (FPGAs) accelerating these opportunities - fueling a virtuous cycle of growth for the company. These growth businesses delivered $2.2 billion in revenue growth last year, and made up 40 percent of revenue and the majority of operating profit, which largely offset the decline in the PC market segment.

The restructuring initiative was outlined in an e-mail from Intel CEO Brian Krzanich to Intel employees.

“Our results over the last year demonstrate a strategy that is working and a solid foundation for growth,” said Krzanich. “The opportunity now is to accelerate this momentum and build on our strengths.

“These actions drive long-term change to further establish Intel as the leader for the smart, connected world,” he added. “I am confident that we’ll emerge as a more productive company with broader reach and sharper execution.”

While making the company more efficient, Intel plans to increase investments in the products and technologies that that will fuel revenue growth, and drive more profitable mobile and PC businesses. Through this comprehensive initiative, the company plans to increase investments in its data center, IoT, memory and connectivity businesses, as well as growing client segments such as 2-in-1s, gaming and home gateways.

These changes will result in the reduction of up to 12,000 positions globally -- approximately 11 percent of employees -- by mid-2017 through site consolidations worldwide, a combination of voluntary and involuntary departures, and a re-evaluation of programs. The majority of these actions will be communicated to affected employees over the next 60 days with some actions spanning in to 2017.

Intel expects the program to deliver $750 million in savings this year and annual run rate savings of $1.4 billion by mid-2017. The company will record a one-time charge of approximately $1.2 billion in the second quarter.

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Intel/Page 2

Webcast
Intel also announced first-quarter 2016 earnings today. The company will discuss the restructuring initiative during the earnings webcast scheduled today at 2:00 pm PDT on its Investor Relations website at www.intc.com. A webcast replay and audio download will also be available on the site.

About Intel
Intel (NASDAQ: INTC) expands the boundaries of technology to make the most amazing experiences possible. Information about Intel can be found at newsroom.intel.com and intel.com.

Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, which are identified by words such as “plans,” “expects,” “may,” “believes,” “estimates” or “estimated, “intends,” and other similar words, expressions, and formulations. This release contains forward-looking statements regarding the timing and scope of the restructuring plan; the size of the restructuring plan and the amount and timing of the related charges; the expected cost savings resulting from the restructuring plan; and demand and growth prospects for Intel’s products. Many factors could affect the actual results of the restructuring plan, and variances from Intel's current expectations regarding such factors could cause actual results of the restructuring plan to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be a non-exclusive list of important factors that could cause actual results to differ materially from its expectations: the timing and execution of plans and programs that may be subject to local labor law requirements, including consultation with appropriate works councils; assumptions related to severance, post-retirement costs, and relocation costs; future acquisitions, dispositions, or investments; new business initiatives and changes in product roadmap, development, and manufacturing; assumptions related to cost savings, product demand and/or operating efficiencies.  A detailed discussion of these and other risks and uncertainties that could cause Intel’s actual results to differ materially from these forward-looking statements is included in the documents that Intel files with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These forward-looking statements speak only as of the date of this Report, and Intel does not undertake any obligation to revise or update such statements, whether as a result of new information, future events, or otherwise.

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